UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: May 14, 2010

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 14, 2010, EnteroMedics Inc. (the "Company") received a Nasdaq Staff Determination Letter (the "Letter") from the Nasdaq Stock Market Listing Qualifications Department (the "Staff") indicating that the Company has not regained compliance with the $1.00 per share minimum bid requirement for continued listing under Nasdaq Listing Rule 5550(a)(2) (the "Minimum Bid Requirement"). As previously disclosed on Current Reports on Form 8-K filed by the Company on November 19, 2009 and January 21, 2010, the Company was initially notified on November 13, 2009 that the bid price for its common stock had failed to satisfy the Minimum Bid Requirement. In accordance with the Nasdaq Listing Rules, the Company was provided 180 calendar days to regain compliance with the Minimum Bid Requirement. The Company was afforded the balance of this grace period after Nasdaq approved the transfer of the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market on January 20, 2010. The 180 calendar day grace period expired on May 12, 2010. The Letter further indicated that unless the Company requests a hearing to appeal the Staff's determination by May 21, 2010, trading of the Company's common stock will be suspended at the opening of business on May 24, 2010, and the Company's common stock will be removed from listing on the Nasdaq Stock Market.

The Company plans to request a hearing before a Nasdaq Hearings Panel (the "Panel") to appeal the Staff's delisting determination. The request for a hearing will stay the suspension of the trading of the Company's common stock pending the issuance of the Panel's written decision. Accordingly, the Company's common stock is expected to continue to be listed on the Nasdaq Capital Market pending the conclusion of the appeal process. There can be no assurance that the Panel will grant the Company's request for continued listing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Senior Vice President and Chief Financial Officer

Date: May 19, 2010